Exhibit 99.1

              ENDWAVE CORPORATION ADOPTS SHARE PURCHASE RIGHTS PLAN

SUNNYVALE, Calif., Dec. 1 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq:
ENWV) announced that its Board of Directors approved the adoption of a share purchase rights plan under which all stockholders of record as of December 12, 2005 will receive rights to purchase shares of a new series of Preferred Stock. The terms of the plan are embodied in a Rights Agreement, dated as of December 1, 2005, between Endwave Corporation and its transfer agent, Computershare Trust Company, Inc. The Rights Agreement will be filed with the Securities and Exchange Commission on Form 8-K on or about December 2, 2005.

The share purchase rights plan is designed to enable all Endwave Corporation stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Endwave Corporation. The share purchase rights plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal. The rights plan will not prevent takeovers, but is designed to encourage anyone attempting to acquire the company to first negotiate with the Board of Directors.

Following a thorough review, and after meetings with investment bankers and legal counsel, the Board of Directors concluded that a rights plan was the best available means of ensuring that the company is able to continue its focus on delivering RF subsystems and components to the wireless telecommunications infrastructure market and the defense electronics and homeland security markets, and growing its business. The Board of Directors is not aware of any effort to acquire control of the company.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of Endwave Corporation's Common Stock or announces a tender offer for 15% or more of the Endwave Corporation's Common Stock. If a person acquires 15% or more of Endwave Corporation's Common Stock, all rightholders except the buyer will be entitled to acquire Endwave Corporation Common Stock at a discount.

An existing holder of in excess of 15% of the company's Common Stock will not automatically trigger the exercisability of the rights. However, in the event any such holder acquires one more share of Endwave Corporation Common Stock (other than as a result of a stock dividend or other direct acquisition from the company), or transfers a sufficient number of shares of to a third-party buyer without the consent of the company, such that the buyer would hold in excess of 15% of the company's Common Stock, then the rights would be triggered.

The rights will trade with Endwave Corporation's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Endwave Corporation's Board of Directors may terminate the rights plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

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About Endwave

Endwave Corporation designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 38 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "plans," "intends," "expects," "believes" and similar expressions are intended to identify these forward-looking statements. Information contained in forward-looking statements is based on current expectations and is subject to change. Actual results could differ materially from the forward-looking statements due to many factors. Forward-looking statements contained in this press release should be considered in light of those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's most recent annual report on Form 10-K and quarterly report on Form 10-Q. Endwave does not undertake any obligation to update such forward-looking statements.

SOURCE  Endwave Corporation
    -0-                             12/01/2005
    /CONTACT: Mary McGowan of Summit IR Group, +1-408-522-3100, ext. 7702, or mary@summitirgroup.com, for Endwave/
    /Web site:  http://www.endwave.com /